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                                                                    EXHIBIT 10.6

                               DATED July 11, 2005

                              ICURIE HOLDINGS LTD.

                                       and

                                MICHAEL KARPHEDEN

                                SERVICE AGREEMENT

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THIS AGREEMENT is made as of July 11, 2005

BETWEEN:

(1)   ICURIE HOLDINGS LTD. (the "COMPANY" or "EMPLOYER"); and

(2)   MICHAEL KARPHEDEN (the "EXECUTIVE").

RECITAL

The Company shall employ the Executive and the Executive shall serve the Employer as Chief Financial Officer of the Company on the following terms and subject to the following conditions (the "AGREEMENT"). The Company shall act as agent and paymaster for the Employer in respect of its rights and duties to the Executive as its employee. The parties acknowledge and agree that the Executive shall also be appointed as the Chief Financial Officer of iCurie, Inc., a Nevada corporation ("iCurie, Inc."), the corporate parent and sole stockholder of the Company.

IT IS AGREED AS FOLLOWS:

1.    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:

      "ASSOCIATED COMPANY"

            (a) a company which is not a Subsidiary of iCurie, Inc. but whose issued equity is owned as to at least twenty per cent (20%) by iCurie, Inc. or one of its Subsidiaries; or

            (b)   a Subsidiary (as defined below)

      "BOARD"

      the board of directors of the corporation in question;

      "GROUP"

      iCurie, Inc. and its Subsidiaries, including the Company, for the time being and "GROUP COMPANY" means any one of them;

      "SUBSIDIARY"

      means any person or entity of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by iCurie, Inc.

1.2 Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

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1.3   The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.4 References in this Agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.

1.5 References in this Agreement to the laws, statutes and regulations of the United Kingdom are applicable only to the extent such laws, statutes and regulations are applicable due to the Executive's employment with the Company or the Executive's employment location in the United Kingdom.

2.    TERM OF EMPLOYMENT

2.1 The term of this Agreement (subject to termination as provided below) shall continue from the date hereof until January 1, 2007.

2.2 The Executive represents and warrants that he is not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or performing his duties under it.

3.    DUTIES

3.1   The Executive shall during his employment under this Agreement:

      3.1.1 perform the duties and exercise the powers which the Board of the Company or the Company may from time to time properly assign to him in his capacity as Chief Financial Officer of the Company, or in connection with the conduct and management of the business of any Group Company (including serving on the board of such Group Company or on any other executive body or any committee of such a company); and

      3.1.2 do all in his power to promote, develop and protect the business of the Company and any Group Company and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board of the Company.

3.2 The Executive shall give to the Board of the Company such information regarding the affairs of the Group as it shall require, and in any event, shall be subject to the authority and direction of the Board of the Company and shall report regularly and keep the Board of the Company informed.

3.3 The Executive shall carry out his duties and exercise his powers jointly with any other executives appointed by the Board of the Company to act jointly with him and the Board of the Company may at any time require the Executive to cease performing or exercising the said or any duties or powers.

3.4 The Executive shall work in any place within the United Kingdom which the Board of the Company may require and he may be required to travel abroad when required by the Group for the proper performance of his duties.

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3.5   If the Employer requires the Executive to work permanently at a place which necessitates a move from his present residence, the Company will reimburse the Executive for all documented moving expenses directly and reasonably incurred.

4.    HOURS OF WORK

4.1 The Executive shall have no normal hours of work but is required to devote such time to his work, as set forth in Section 13, as is necessary for the proper performance of his duties. The Executive shall receive no additional payments from hours worked. The Executive acknowledges that he holds a senior executive position with certain autonomous decision-taking powers and that accordingly he is not subject to regulation 4 (1) of the Working Time Regulations 1998. Without prejudice to that, the Executive accepts that by signing this Agreement he has agreed that (insofar as it would apply) regulation 4 (1) shall not apply unless the Executive withdraws such Agreement by giving to the Employer not less than three months prior notice in writing.

5.    GRATUITIES AND CODES OF CONDUCT

5.1 The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity in cash or in kind from any person who has or is having a business relationship with the Employer or any Group Company.

5.2 The Executive shall comply (and procure that his spouse and minor children shall comply) with all applicable rules and regulations of the United States securities laws and the regulations of any market or quotation service on which equity of iCurie, Inc. is listed or quoted, and any codes of conduct of the Group for the time being in force and any other relevant regulatory authority.

5.3 The Executive, on behalf of the Company, shall at all times comply with the provisions of the Financial Services and Markets Act 2000 and the rules, regulations, usages and guidance of the FSA (including, without limitation, the contents of the FSA's Handbook) as the same shall apply to his activities and those of the Employer from time to time (and any other legislation, rules and regulations, replacing or supplementing the same or to which the Company and its staff are otherwise bound). By signing this Agreement, the Executive also agrees to be bound by the provisions of the compliance manual or similar regulations of the Employer from time to time in force. The Executive hereby acknowledges that the Employer may treat any material non-compliance on his part as gross misconduct entitling it, to terminate this employment without notice.

6.    REMUNERATION

6.1 In consideration of the services rendered to the Employer and the mutual promises and covenants herein contained, Executive shall receive the remuneration set forth in this Section 6.

6.2 The Company shall pay to the Executive a salary at the rate of $220,500 USD per year, subject to all applicable deductions as may be required by law for tax and social security or national insurance contributions.

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6.3   The Executive's salary shall accrue from day to day and be payable in accordance with the Company's normal payroll practices.

6.4 The Executive's salary shall be reviewed at least annually. The undertaking of a salary review does not confer a contractual right (whether express or implied) to any increase in salary and the Executive acknowledges that any salary increase is at the discretion of the Employer.

6.5 As of the date hereof, the Executive shall be granted incentive compensation in the form of (i) an option to purchase 326,779 shares of common stock of iCurie, Inc., pursuant to the terms, conditions and limitations of the iCurie, Inc. 2005 Stock Incentive Plan (the "Plan") and the grant agreement attached hereto as Exhibit A and (ii) a grant of 1,143,728 restricted shares of common stock in iCurie, Inc., pursuant to the terms, conditions and limitations of the Plan and the grant agreement attached hereto as Exhibit B.

6.6 The Executive shall receive a "closing bonus" in the form of (i) a cash bonus in the amount of $33,600 USD on September 1, 2005 (or, if the Executive is terminated for any reason prior to such date, within thirty
      (30) days of such termination) subject to deductions as detailed at clause 6.2, and (ii) a grant of 38,182 restricted shares of common stock of iCurie, Inc., pursuant to the terms, conditions and limitations of the Plan and the grant agreement attached hereto as Exhibit B. The parties acknowledge and agree that the portion of the closing bonus to be paid in US dollars will be paid by iCurie, Inc. However, in the event that iCurie, Inc. does not make such payment, the Company shall make the payment to the Executive.

6.7 As of the date hereof, the Executive shall be paid accrued but unpaid salary in the form of (i) a cash payment of $22,708 USD subject to deductions as detailed in clause 6.2, and (ii) a grant of 25,805 shares of common stock of iCurie, Inc., pursuant to the terms, conditions and limitations of the Plan and the grant agreement attached hereto as Exhibit B.

6.8 The Executive shall be entitled to receive a bonus for calendar year 2005 and calendar year 2006 as set out in Schedule 2 to this Agreement; provided, however, that (a) in the event the Executive voluntarily terminates employment prior to the date a bonus is paid, the Executive shall not be entitled to receive such bonus, and (b) in the event the Company terminates the Executive prior to the date a bonus is paid, the Executive shall be entitled to receive any earned but unpaid bonus which shall be paid within 30 days of the date the Executive's employment is terminated. Bonuses in any calendar year shall not confer any right upon the Executive to be considered for or to receive a bonus in any subsequent calendar year. The Employer reserves the right to amend the terms of any bonus scheme from time to time.

7.    PENSION SCHEME

7.1 The Executive shall be entitled to participate in any retirement schemes as are provided to members of senior management of the Company from time to time; provided, however, that the parties hereto acknowledge and agree that the Executive will be entitled to participate in a retirement plan that permits employee elective deferrals or a similar

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      defined contribution plan as is customary in the Executive's location of employment, to the extent such plan can be established by the Company or iCurie, Inc. without undue costs, as determined by the Board of the Company or iCurie, Inc.

8.    OTHER BENEFITS

8.1 The Executive is entitled to membership of the following schemes (each referred to below as an "INSURANCE SCHEME"):

      8.1.1 a medical expenses insurance scheme providing such cover for the Executive and his spouse and children under the age of eighteen (18) as the Company may from time to time notify to him;

      8.1.2 a life insurance scheme under which a lump sum benefit shall be payable on the Executive's death while the Agreement continues; the benefit of which shall be paid to such dependants of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the Executive in any expression of his wishes delivered to the trustees before his death. The benefit is equal to four (4) times the Executive's basic annual salary at his death but basic annual salary for this purpose shall not exceed the Inland Revenue limits; and

      8.1.3 a personal accident insurance scheme providing such cover for the Executive as the Company may from time to time notify to him.

8.2 Benefits under any insurance scheme shall be subject to the rules of the scheme(s) and the terms of any applicable insurance policy and are conditional upon the Executive complying with and satisfying any applicable requirements of the insurers. Copies of these rules and policies and particulars of the requirements shall be provided to the Executive on request. The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

8.3 Any insurance scheme which is provided for the Executive is also subject to the Company's right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the opinion of the Board the state of health of the Executive is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of the Executive's age.

8.4 The provision of any insurance scheme does not in any way prevent the Company from terminating this Agreement in accordance with the provisions of this Agreement even if to do so would deprive the Executive of membership of or cover under any such scheme.

9.    HOUSING/ COMPANY CAR

9.1 The executive shall be provided with a monthly housing allowance for 12 months if the Executive is required to relocate to London, England. Such monthly allowance shall be in an amount reasonably determined by the Board of the Company, taking into account

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      customary housing allowances provided to non-United Kingdom citizens who
      (i) are required to relocate to London, England, and (ii) are executives of similar level in companies of similar size as the Employer.

9.2 The Company shall provide the Executive with a car allowance in the amount of $350 per month; provided, however, that in the event the Executive is required by the Company to relocate out of the Executive's current place of residence, such allowance shall increase to $750 per month during the period of such relocation.

9.3 The Company shall pay all normal servicing, insurance and running expenses in relation to the car and all fuel expenses incurred by the Executive in the performance of his duties.

9.4 The Executive shall take good care of the car and shall observe the terms and conditions of the insurance policy relating to it.

9.5 The Executive shall inform the Company immediately if he is disqualified from holding a driving license and the Executive shall not have use of a car during any period of disqualification. The Executive shall have no entitlement during any such period to the car allowance.

10.   EXPENSES

      The Employer shall reimburse or procure that the Executive is reimbursed:

10.1 all reasonable traveling, hotel and other expenses wholly and necessarily incurred by him in the performance of his duties under this Agreement; and

10.2 the cost of subscription to all professional bodies to which he is obliged to belong in order to maintain his professional qualifications on production of appropriate receipts, if required, by the Employer.

11.   HOLIDAYS

11.1 The Executive is entitled to holiday days with pay every calendar year in addition to public holidays as follows:

      Year 1: 20 days

      Year 2: 20 days

      The Employer's holiday year runs from January 1 to December 31.

11.2 The Executive's holiday entitlement is inclusive of his statutory entitlement which, to the extent applicable, is twenty (20) days per annum. When calculating the Executive's statutory entitlement bank and public holidays are taken into account. The statutory entitlement cannot be carried over from one holiday year to the next and no pay in lieu can be made to the Executive.

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11.3  During the first year of the Executive's employment the Executive's statutory holiday entitlement, to the extent applicable, will accrue pro rata monthly in advance. Where this calculation results in fractions of days the amount of leave which can be taken is rounded up to the next half day. Any rounded up element is deducted from the leave remaining.

11.4 Save as provided for in clause 11.3 above, the Executive's entitlement to holiday accrues pro rata throughout each holiday year (disregarding fractions of days). The Executive will be deemed to have taken any statutory holiday first.

11.5 Any entitlement to holiday over and above any statutory entitlement remaining at the end of any holiday year shall lapse and no payment in lieu will be made for accrued untaken holiday/may be carried forward to the next holiday year but no further/will be paid in lieu.

11.6 If the Executive has taken holiday in excess of his entitlement on termination of employment he will be required to give account for it and the Company will make a deduction from his final salary payment accordingly. If the Executive has accrued holiday owing to him, the Employer may at its discretion, require him to take the outstanding holiday during any notice period or make a payment in lieu of it.

11.7 If the Executive's employment is terminated without notice, he will not be entitled to holiday pay for holiday which would have accrued during the notice period, had he continued to be employed throughout that time.

11.8 There are no formal notice requirements for taking holiday but the Executive is expected to take his holiday at a time or times convenient to the Employer.

12.   ILLNESS

12.1 The Executive shall continue to be paid during sickness absence (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to ten (10) days per calendar year.

12.2 Thereafter the Executive shall continue to be paid salary at the discretion of the Employer.

12.3 The Executive will cease to accrue holiday, subject to any entitlement under the applicable law if he has been absent due to sickness, for four
      (4) consecutive weeks or more.

12.4 If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he shall immediately pay that amount to the Company.

12.5 The Employer shall be entitled to require the Executive to undergo examinations by a medical adviser appointed or approved by the Employer and the Executive authorizes the

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      medical adviser and/or will provide such consents as are necessary to disclose to the Employer the results of such examinations.

13.   RESTRICTIONS DURING EMPLOYMENT

13.1 During the continuance of his employment under this Agreement the Executive shall unless prevented by incapacity devote his whole time and attention to the business of the Employer and shall not without the prior written consent of the Board of the Company:

      13.1.1 engage in any other business; or

      13.1.2 be concerned or interested in any other business which is or shall be of a similar nature to or competitive with that carried on by the Employer or any Group Company or which is a supplier or customer of the Employer or Group Company in relation to its goods or services; or

      13.1.3 solicit the custom of, canvass, approach or deal with, in competition with the Employer or any Group Company, any person (including any company, firm, organization or other entity) to whom the Employer or any Group Company supplies services or goods or with whom the Employer or any Group Company is in negotiations or discussions regarding the possible supply of services or goods; or

      13.1.4 discourage any such person referred to in clause 13.1.3 above from conducting or continuing to conduct business with the Employer or any Group Company on the best terms available to the Employer or any Group Company; or

      13.1.5 induce or attempt to induce any director or senior employee of the Employer or any Group Company and with whom the Executive has material dealings in the course of his employment, to leave the employment of the Employer or any Group Company; or

      13.1.6 take any steps which impair or might reasonably be thought by the Employer, to impair the Executive's ability to act at all times in the best interests of the Employer;

      provided that nothing in this clause shall preclude the Executive from holding or being otherwise interested in any shares or other securities of any company which is publicly quoted or traded on a recognized investment exchange or quotation service so long as the interest of the Executive in such shares or other securities does not extend to more than five per cent (5%) of the total amount of such shares or securities.

13.2 If the Executive does, with the Company Board's written consent, carry out other work, he must notify the Board of the number of additional hours he is working. The Executive hereby represents and warrants, and the Employer hereby acknowledges, that (i) as of the date of this Agreement, the Executive is a member of the board of directors of Teleplus Enterprises Inc. (the "Board Assignment"), (ii) the Executive will not spend more than four (4) days per year to fulfill its duties under the Board Assignment, and (iii) the

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      Executive's duties and obligations to the Board Assignment will in no way interfere with the Executive's duties and obligations to the Employer.

13.3 If during his employment under this Agreement the Executive shall cease to be a director of the Employer (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the Employer or by statute or court order) his employment shall continue and the terms of this Agreement (other than those relating to the holding of office of director) shall continue in full force and effect and the Executive shall have no claims against the Employer in respect of his ceasing to be a director.

14.   INTELLECTUAL PROPERTY

14.1 This clause shall continue in force after termination of this Agreement in respect of all Intellectual Property (as defined at 14.2) created by the Executive in the course of his employment by the Employer.

14.2 Any and all inventions, original works, technologies, reports, memoranda, studies, writings, articles, plans, designs, specifications, exhibits, software code, or other materials prepared by the Executive in his performance under this Agreement (the "Intellectual Property") shall be the exclusive property of the Company; and the Executive hereby assigns all right, title, and interest in the same to the Company. To the extent any of the Intellectual Property includes material subject to copyright protection, such materials have been specially commissioned by the. To the extent such material include material subject to copyright, patent, trade secret, or other proprietary rights protection, the Executive hereby irrevocably and exclusively assigns to the Company, its successors, and assigns, all right, title, and interest in and to all such materials. To the extent any of the Executive's rights in the same, including without limitation any moral rights, are not subject to assignment hereunder, the Executive hereby irrevocably and unconditionally waives all enforcement of such rights. The Executive shall execute and deliver such instruments and take such other actions as may be required to carry out and confirm the assignments contemplated by this section and the remainder of this Agreement. All documents, magnetically or optically encoded media, and other tangible materials created by the Executive as part of its services under this Agreement shall be owned by the Company.

14.3 Executive hereby irrevocably appoints the Company to be the Executive's attorney in the Executive's name to execute all documents and do all acts and things as may be necessary to grant the Company the full benefit of this clause.

15.   CONFIDENTIALITY

15.1 The Executive shall not (except in the proper performance of his duties) during or after his employment has ended divulge to any person or otherwise make use of (and shall use his best endeavors to prevent the publication or disclosure of) any trade secret or secret manufacturing process or any confidential information concerning the business or finances of the Employer or any Group Company or any of their dealings, transactions or affairs or any trade secret or secret manufacturing process or any such confidential information concerning any of their suppliers, agents, distributors or customers.

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15.2  Confidential information includes, but is not limited to: information about the Employer disclosed to the Executive, known by the Executive or developed by the Executive, alone or with others, in connection with his engagement by the Employer, which is not generally known to the industry in which the Employer or any Group Company is or may become engaged about the Employer's or any Group Company's products, processes, and services, including but not limited to, information relating to investors, financial information of the Employer or Group Company, customers, sources of supply, personnel, sources or methods of financing, marketing, pricing, merchandising, interest rates, or sales.

15.3 The restrictions in clauses 15.1 and 15.2 shall not apply to information which:

      15.3.1 comes into the public domain otherwise than by a breach by the Executive of his obligations under this Agreement; or

      15.3.2 must be disclosed by any applicable law, to the extent of such required disclosure.

16.   DATA PROTECTION

16.1 The Executive acknowledges that the Employer and the Group will hold personal data relating to the Executive such data will include the Executive's employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive personal data relating to the Executive's health, and data held for equal opportunities purposes). The Employer will hold such personal data for personnel administration and management purposes and to comply with the obligations regarding the retention of Executive/worker records. The Executive's right of access to such data is as prescribed by law.

16.2 The Executive hereby undertakes and agrees that the Employer may process personal data relating to personnel administration and management purposes, and may, when necessary for those purposes, make such data available to its advisers, to third parties providing products and/or services to the Employer, (such as IT systems suppliers, pensions, benefits and payroll administrators) and as required by law. Further, the Executive hereby agrees that the Employer may transfer such data to and from any Group Company. By signing this Agreement, the Executive expressly consents to the collection, transfer and use of such data in accordance with this clause 16.

17.   MONITORING

17.1 The Executive acknowledges that the Employer and the Group may monitor messages sent and received via email, the Internet and voicemail systems to ensure that the Executive is complying with the Employer's policy for use by its employees of these systems.

18.   TERMINATION OF EMPLOYMENT

18.1 Notwithstanding clause 2.1 above, the Executive's employment may be terminated by either party giving to the other not less than six months notice in writing.

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18.2  The Employer may at any time and in its absolute discretion terminate the
      Agreement with immediate effect and make a payment in lieu of notice. This payment shall comprise of the Executive's 6-month salary (at the rate payable when this option is exercised) and shall not include any un-earned bonus, pension contributions or any other benefits except for medical insurance, life insurance and housing for a period of 6 months (to the extent Executive was entitled to receive a housing allowance for such 6 month period) and shall be subject to deductions for income tax and national insurance contributions as appropriate (the "Payment in Lieu"). The Executive will not, under any circumstances, have any right to Payment in Lieu unless the Employer has exercised its option to pay in lieu of notice and the Executive has delivered a general release of Employer in the form and substance reasonably satisfactory to the Employer.

18.3 The Payment in Lieu may, at the Employer's sole discretion, be made at the times the Employer would have made payments to the Executive had notice been worked or, if notice has previously been given, at the times the Employer would have made payments to the Executive during the remainder of the period of notice. During any such period the Executive is required to keep the Employer informed on a monthly basis as to his earnings and the Executive agrees that the Employer may deduct any monies he earns during that period from the Payment in Lieu.

18.4 The employment of the Executive may be terminated by the Employer without notice or Payment in lieu of Notice if the Executive:

      18.4.1 is guilty of any serious misconduct that affects the interests of the Employer or any Group Company to which he is required to render services under this Agreement; or

      18.4.2 fails or neglects efficiently and diligently to discharge his duties or commits any serious or repeated breach or non-observance by the Executive of any of the provisions contained in this Agreement or the Executive's duties as an executive officer of iCurie, Inc.; or

      18.4.3 has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

      18.4.4 is charged with any arrestable criminal offence (other than an offence under road traffic legislation for which a fine or non-custodial penalty is imposed); or

      18.4.5 is disqualified from holding office in another company by reason of an order of a court of competent jurisdiction; or

      18.4.6 shall become adjudicated mentally incompetent or become a patient under the United Kingdom Mental Health Act 1983; or

      18.4.7 is convicted of an offence under the United Kingdom Criminal Justice Act 1993 in relation to insider dealings or under any other present or future statutory enactment or regulations relating to insider dealings or similar offences under any U.S. or other law or regulation; or

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      18.4.8 is in breach of the Model Code on directors' dealings in listed securities, including securities dealt on the OFEX trading facility and securities dealt on the Alternative Investment Market published by the London Stock Exchange Limited or the applicable rules and regulations of the United States securities laws and the regulations of any market or quotation service on which equity of iCurie, Inc. is listed or quoted; or

      18.4.9 ceases to be a director of the Employer or iCurie, Inc. otherwise than at the request, or with the prior consent, of the Employer or iCurie, Inc. as the case may be.

18.5 Any delay by the Employer in exercising the right to terminate without notice is not a waiver thereof.

19.   SUSPENSION AND GARDEN LEAVE

19.1 The Employer may suspend the Executive at its discretion on full pay to allow the Employer to investigate any complaint made against the Executive in relation to his employment with the Employer.

19.2 Provided the Executive continues to enjoy his full contractual benefits and receive his pay in accordance with this Agreement, the Employer may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after the Executive or the Employer has given notice of termination to the other, without breaching this Agreement or incurring any liability or giving rise to any claim against it:

      19.2.1 exclude the Executive from the premises of the Employer and/or the Group;

      19.2.2 require the Executive to carry out only specified duties (consistent with his status, role and experience) or to carry out no duties;

      19.2.3 announce to any or all of its employees, suppliers, customers and business partners that the Executive has been given notice of termination or has resigned (as the case may be);

      19.2.4 prohibit the Executive from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Employer or the Group until his employment has terminated except to the extent he is authorized to do so by the Board in writing;

      19.2.5 require the Executive to resign his directorship of any Group Company;

      19.2.6 require the Executive to comply with any other reasonable conditions imposed by the Employer.

      The Executive will continue to be bound by all obligations (whether expressed or implied) owed to the Employer under the terms of the Agreement or as an employee of the Company.

20.   RESIGNATION AND RETURN OF COMPANY PROPERTY

20.1 Upon the termination by whatever means of this Agreement the Executive shall:

      20.1.1 immediately resign from his office as a director of the Employer and from such offices held by him in any Group Company without claim for compensation; and

      20.1.2 immediately deliver to the Company all credit cards motor-cars, keys, computer media and other property, in whatever form, of or relating to the business of the Employer or of any Group Company which may be in his possession or under his power or control.

20.2 If the Executive fails to comply with clause 20.2.5 and 21.1.1 the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and complete any documents or do any thing necessary to give effect to this clause.

20.3 The Executive shall not without the consent of the Employer at any time after the termination of this Agreement represent himself still to be connected with the Employer or any Group Company.

21.   RECONSTRUCTION OR AMALGAMATION

      If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Employer for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favorable than the terms of this Agreement then the Executive shall have no claim against the Employer or any Group Company in respect of the termination of his employment under this Agreement.

22.   RESTRICTIONS

22.1  Definitions

      In this clause the following words shall have the following meanings:

      "TERMINATION DATE"

      the date on which the employment terminates;

      "PERSON"

      includes any individual, company, firm, organization or other entity;

      "AREA"

      any country where on the Termination Date the Employer or a Group Company was supplying goods and/or services;

      "CUSTOMER"
      any Person to whom the Employer or a Group Company supplied goods or services during the 6 months preceding the Termination Date and with whom at any time during such period the Executive was actively involved in the course of his employment;

      "PROSPECTIVE CUSTOMER"

      any Person with whom the Employer or a Group Company had negotiations or discussions regarding the possible supply of goods or services during the 6 months immediately preceding the Termination Date and with whom at any time during such period the Executive was actively involved in the course of his employment.

22.2 In order to protect the goodwill, confidential information, trade secrets and business connections of the Employer or a Group Company the Executive covenants with the Employer (and as trustee for each Group Company) that:

      22.2.1 NON-COMPETITION

             the Executive shall not for a period of 9 months from the Termination Date directly or indirectly be interested or concerned in any business which is carried on in the Area and which:

             (a) concerns the business of the Employer or any Group Company and with which the Executive was actively involved at any time during 6 months ending on the Termination Date; or

             (b) is competitive or likely to be competitive with the business of the Employer or a Group Company being carried on at the Termination Date and with which the Executive was actively involved during the 6 months ending on the Termination Date.

             For this purpose, the Executive is concerned in a business if:

             (c)   he carries it on as principal or agent; or

             (d) he is a partner, director, employee, secondee, consultant or agent in, of or to any Person who carries on the business; or

             (e) he has any direct or indirect financial interest (as shareholder or otherwise) in any Person who carries on the business.

            22.2.2 NON-SOLICITATION

                   the Executive shall not for a period of 9 months from the Termination Date directly or indirectly:

             (a) canvass or solicit business or approach any Customer or Prospective Customer in respect of goods of similar type to those being manufactured or dealt in or services similar to those being provided by the Employer or a Group Company as at the Termination Date;

             (b) seek to do business or deal with any Customer or Prospective Customer in respect of goods of similar type to those being manufactured or dealt in or services similar to those being provided by the Employer or a Group Company as at the Termination Date;

             (c) canvass or solicit business from or make an approach to any supplier of the Employer or a Group Company with whom the Executive was actively involved during the 6 months ending on the Termination Date to cease to supply, or to restrict or vary the terms of supply to the Employer or a Group Company or otherwise interfere with the relationship between such a supplier and the Employer or a Group Company; or

             (d) accept employment with or act as consultant for any customer/ client.

            22.2.3 NON-POACHING

                   the Executive shall not for a period of 9 months after the Termination Date directly or indirectly:

             (a) induce or attempt to induce any employee of the Employer or a Group Company who is engaged in any business activity carried on by the Employer or a Group Company at the Termination Date and with whom the Executive during the 6 months ending on the Termination Date had dealings in the course of his employment, to leave the employment of the Employer or a Group Company (whether or not this would be a breach of contract by that employee); or

             (b) engage, attempt to engage, employ, attempt to employ or offer employment or work (and in each case whether directly or indirectly, including through an employment agency or other intermediary) to any employee of the Employer or a Group Company who is engaged in any business activity carried on by the Employer or a Group Company at the Termination Date and with whom the Executive during the 6 months ending on the Termination Date had dealings in the course of his employment.

22.3 The restrictions in this clause are considered by the parties to be reasonable and the validity of each sub-clause shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

22.4 The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Employer or the Group.

23.   SEVERABILITY

      If any of the provisions of this Agreement become invalid or unenforceable for any reason by virtue of applicable law the remaining provisions shall continue in full force and effect and the Employer and the Executive hereby undertake to use all reasonable endeavors to replace any legally invalid or unenforceable provision with a provision which will promise to the parties (as far as practicable) the same commercial results as were intended or contemplated by the original provision.

24.   THIRD PARTIES

      No third party shall have the right to enforce the provisions of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999 or any other statutory or common law.

25.   NOTICES

25.1 Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) or by facsimile to the party due to receive such notice at, in the case of the Employer, both of the Company's and iCurie, Inc.'s registered offices from time to time and, in the case of the Executive, his address as set out in this Agreement (or such address as he may have notified to the Employer in accordance with this clause).

25.2 Any notice delivered personally shall be deemed to be received when delivered to the address provided in this Agreement and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting and in proving the time of dispatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by facsimile shall be deemed to have been received on receipt by the sender of confirmation in the transmission report that the facsimile had been sent.

26.   STATUTORY INFORMATION

      Schedule 1 to this Agreement sets out information required to be given to the Executive by the Employment Rights Act 1996, to the extent such Act applies to the Executive's employment hereunder.

27.   MISCELLANEOUS

27.1 This Agreement is governed by and shall be construed in accordance with the laws of England.

27.2 The parties to this Agreement submit to the non-exclusive jurisdiction of the English courts.

27.3 This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Employer (which shall be deemed to have been terminated by mutual consent), including without limitation, any previous employment contract or arrangement between the Executive and the Employer or any Group Company.

27.4 The Executive authorizes the Employer to deduct from any remuneration payable to the Executive under this Agreement any sums due from him to the Employer or any Group Company including the cost of repairing any damage to Employer or any Group Company property caused by the Executive and any loss suffered by the Employer or any Associated Company as a result of negligence or breach of duty by the Executive.

                                   SCHEDULE 1

       Statement Of Particulars Pursuant To The Employment Rights Act 1996

1 The Executive's period of continued employment with the Company commenced on June 1, 2005. A period of employment with a previous employer does not count as part of the Executive's continuous employment with the Employer.

2 There is no formal disciplinary or grievance procedure applicable to this position. Any grievance which the Executive wishes to exercise or any disciplinary action taken by the Employer will be dealt with by the Chairman of the Board. If the Executive is dissatisfied with any decision he can within five (5) working days of that decision appeal to the entire Board whose decision shall be final and binding. For the avoidance of doubt any disciplinary or grievance procedure does not form part of the Service Agreement.

3     The Executive may be required to work overseas for periods exceeding one
      (1) month but there are currently no particulars to be entered.

4 The Employer is not a party to any collective agreement which affects the Executive's employment.

5.    There is no contracting-out certificate in force.

                                   SCHEDULE 2

Bonus Scheme - Calendar Year 2005 Bonus: maximum of $132,300 with fifty percent (50%) of the amount due for each performance goal to be paid in cash and fifty percent (50%) paid in unrestricted shares of common stock in iCurie, Inc., valued solely for bonus purposes and irrespective of fair market value at $0.88 per share, or the same number of options granted with a nominal exercise price per share, and payable in February, 2006.

                     Performance Goals                          Weight of Bonus
-----------------------------------------------------------    ---------------
Successful execution of a definitive contract with Asia
Vital Components ("AVC") substantially similar to the terms     20% of Bonus
of the April, 2005 letter of intent with AVC.

Achieving the revenue targets set forth in the Private
Placement Memorandum of the Company dated May, 2005 ("PPM")     20% of Bonus

Successful execution of a commercial contract with Daan or
any other company in the display industry.                      20%  of Bonus

Shipments of commercial volumes to the display industry
exceed targets developed by the Compensation Committee of       40% of Bonus
the Board of iCurie, Inc., or if no such committee is
established, the Board of iCurie, Inc.

Bonus Scheme - Calendar Year 2006 Bonus: maximum of $264,600 with fifty percent (50%) of the amount due for each performance goal to be paid in cash and fifty percent (50%) paid in unrestricted shares of common stock in iCurie, Inc., valued solely for bonus purposes and irrespective of fair market value at $0.88 per share, or the same number of options granted with a nominal exercise price per share, and payable in February, 2007.

                   Performance Goals                            Weight of Bonus
-----------------------------------------------------------    ---------------
Achieving the pre-tax pre-dividend income levels set forth
in the PPM.                                                     50% of Bonus

Exceeding the revenue and income levels set forth in the
PPM.                                                            50% of Bonus

In addition to the equity compensation payable as set forth above, Executive will be entitled to the following equity compensation: (i) in the event iCurie, Inc.'s 2006 revenue exceeds projections by at least 5%, options to purchase that number of shares of common stock of iCurie, Inc. equal to 12.5% of Executive's aggregate ownership of iCurie, Inc. equity as of the date hereof (assuming full vesting of all warrants, options or restricted share grants) at an exercise price of $1.10 per share, (ii) in the event iCurie, Inc.'s 2007 revenue exceeds projections by at least 5%, options to purchase that number of shares of common stock of iCurie, Inc. equal to 12.5% of Executive's aggregate ownership of iCurie, Inc. equity as of the date hereof (assuming full vesting of all warrants, options or restricted share grants) at an exercise price of $1.32 per share, and (iii) options equal to 25% of the number of shares of common stock of iCurie, Inc. pursuant to the Plan in the event iCurie, Inc. revenues in 2006 or 2007 exceed projections by at least 25% at a per share exercise price equal to the greater of $.88 or the 2006 volume weighted average price per share of common stock of iCurie, Inc. (whether such options are granted with respect to 2006 or 2007 revenues). All of the above equity awards will vest annually over a three year period calculated retroactively from the date hereof (for example, assuming a June 30, 2005 grant date, a 12.5% equity award in January 2007 for exceeding 2006 revenues would be 33.3% vested on the date of grant, with the remaining two - thirds vesting on June 30, 2007 and June 30, 2008). Any earned but unvested awards will vest in full upon the Executive's termination for any reason other than as set forth in clause 18.4.

"EMPLOYER"                                                 "EXECUTIVE"

ICURIE HOLDINGS LTD.                                       /s/ Michael Karpheden
                                                           ---------------------
                                                           MICHAEL KARPHEDEN

Signed: /s/ Hakan Wretsell
        ------------------

Print Name: Hakan Wretsell

Title: Chief Executive Officer

Signed in the presence of:

Witness signature: /s/ Rachel Pierro
                   -----------------
Name: Rachel Pierro

Address: 8510 SW 149th Ave. Apt. 1115
         Miami, FL 33193 USA

Occupation: Registered Nurse

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